UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Adobe Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Commencing on March 27, 2019, Adobe Inc. (“Adobe”) sent the following communication to certain of its stockholders.
As our proxy statement outlines, the Adobe Board of Directors unanimously recommended a vote against Proposal 5. We do not feel that a median gender pay number is the right metric to highlight progress in diversity and equal pay for Adobe or for any company.  It is well established that Adobe has been a torch-bearer in the mission for diversity and gender equality in the workplace.  Most recently, we achieved gender pay parity, which we define as ensuring employees in the same job and location are paid fairly relative to one another, regardless of their gender or ethnicity, in the U.S. in 2017 and globally in 2018.
We believe a median gender pay metric is of particular concern because of its propensity to be misleading and misunderstood.  There is a recent example to support this: in January, Citi released its median gender pay number via a blog post and reputable news sources reported that Citi has a 29% pay gap - when in reality, adjusted for job function, level and location, Citi’s pay gap is 1%.  Such confusion can result in serious risk to a company’s efforts to recruit and retain talent, and could affect employee morale.  Ultimately, we believe the damage that could be done to both our brand and credibility would affect our ability to continue to make strides in this area and would not be in the best interest of our stockholders and our business.

1